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From: Anthony J. DeFazio DeFazio Communications, LLC tony@defaziocommunications.com Ph: (484-532-7783)	For: Brian S. Block, EVP & CFO American Realty Capital Healthcare Trust, Inc. bblock@arlcap.com Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust
Expands its Revolving Credit Facility to $200 Million

New York, New York, October 25, 2012 ˗ American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare” or the “Company”) announced today that, through its operating partnership, it amended its revolving credit facility agreement with KeyBank National Association (“KeyBank”) to increase its maximum commitments under the credit facility to $200.0 million. Through an “accordion feature,” the credit facility can be increased to $400.0 million. The revolving credit facility's co-lead arrangers are KeyBanc Capital Markets and BMO Capital Markets. The bank group includes: KeyBank; Bank of Montreal; Regions Bank; Bank of America; and Comerica Bank. The revolving credit facility will mature on October 25, 2015, subject to ARC Healthcare’s right to a 12-month extension. The revolving credit facility provides for monthly interest payments and may be prepaid at any time, without premium or penalty.

“By expanding the capacity of our revolving credit facility and lowering our borrowing rate, we have further strengthened our already strong capital position as we take advantage of the compelling opportunities we see in the marketplace,” said Thomas P. D’Arcy, Chief Executive Officer of American Realty Capital Healthcare Advisors, LLC, the ARC Healthcare advisor. Mr. D’Arcy continued, “The expansion supports our business, allowing us great flexibility in constructing a diverse portfolio of high quality healthcare focused properties. We appreciate the continued strong support and confidence shown by our bank group.”

Important Notice

ARC Healthcare is a publicly registered, non-traded real estate investment trust that elected to be treated as a real estate investment trust for U.S. federal income tax purposes, commencing with the tax year ended December 31, 2011. Additional information about ARC Healthcare can be found on its website at www.thehealthcarereit.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.